Filed Pursuant to Rule 424(b)(3)
File Number 333-140607

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1
to Prospectus dated May 25, 2007

BIONOVO, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated May 25, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the NASDAQ Capital Market under the symbol BNVI. On June 1, 2007, the closing price of our common stock on the NASDAQ was $5.73.

The purpose of this Prospectus Supplement is to update the Selling Stockholder information that was previously included in the Prospectus. The information included in the Prospectus did not allocate the shares issuable upon exercise of warrants among the Selling Stockholders. An updated version of the Selling Stockholder table including the warrant shares is attached hereto.

YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT NO. 1, CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 4, 2007.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders,
•	the number of shares of common stock beneficially owned by the selling stockholders as of May 9, 2007,
•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and
•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 9, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Aaron Larson	22,500	22,500	—	*
Advantus Capital LP (5)	324,000	324,000	—	*
Alan H Wiener & Barbara R Wiener	22,500	22,500	—	*
All In LLC	45,000	45,000	—	*
Allen Conkling	89,999	89,999	—	*
Allen Kent Davis R/O IRA	36,000	36,000	—	*
Alpin Family Revocable Trust DTD 4/24/2003 (6)	67,500	67,500	—	*
Andrea Brown & Frances von Lukanovic	45,000	45,000	—	*
Andrew K Toolson & Holly H Toolson	157,500	157,500	—	*
Andrew Toolson R/O IRA	24,300	24,300	—	*
Andrew Toolson Roth IRA	21,690	21,690	—	*
Atwood-Rasely Family Trust DTD 3/29/2005 (7)	45,000	45,000	—	*
Barry Bickmore	252,450	252,450	—	*
Bennett C Packard & Jennifer F Packard	67,500	67,500	—	*
Beverly M Davis	45,000	45,000	—	*
BNO LLC (8)	45,000	45,000	—	*
Brad S Unsicker	24,300	24,300	—	*
Bradley C Arnold	22,950	22,950	—	*
Brandon Bickmore	369,000	369,000	—	*
Bret Miller	22,500	22,500	—	*
Brian M Hymel	90,000	90,000	—	*
Brooks Corbin	90,000	90,000	—	*
Bruce Bearnson Hall	90,000	90,000	—	*
Building Dynamics Inc PSP DTD 2/1/1984 (9)	85,500	85,500	—	*
Carl Hull R/O IRA	67,500	67,500	—	*
Carl Rountree	262,827	262,827	—	*
Cory Bengtzen	13,500	13,500	—	*
Cory Turnbow	90,000	90,000	—	*
Craig N Johnson & Jana Johnson	45,000	45,000	—	*
Craig B Smith	225,090	225,090	—	*
Creative Concrete Inc	45,000	45,000	—	*
Cristy A Burgun & Ken Anderson	45,000	45,000	—	*
Daipayan Bhattacharya	22,500	22,500	—	*
Dale & Sharen Hamilton Trust DTD 8/26/1992 (10)	22,500	22,500	—	*
Dave Hasleton IRA	99,000	99,000	—	*
David Drury & Kim Drury	67,500	67,500	—	*
David S Hunt	27,000	27,000	—	*
David Mark Dee	22,500	22,500	—	*
David P Damus	90,000	90,000	—	*
David Todd Whiting	22,500	22,500	—	*
Dean Peterson	22,500	22,500	—	*
Dee W Henderson II & Tami C E Henderson	45,000	45,000	—	*
Denzil R Harris & Karen S Harris	22,500	22,500	—	*
Dimitri Golesis	67,500	67,500	—	*
Don J DeCristo	225,000	225,000	—	*
Donald Corbin	45,000	45,000	—	*
Duane J Smith & Marilyn L Smith	97,650	97,650	—	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Enrico D Cecala	36,000	36,000	—	*
Extend Services PTY LTD (11)	900,000	900,000	—	*
Family Kudlik LP DTD 3/15/1996 (12)	45,000	45,000	—	*
Guillermo Gonzalez	270,000	270,000	—	*
Frank S Jensen & Kimberley A Jensen	26,982	26,982	—	*
Frank H Lam	6,750	6,750	—	*
Gary L Christensen & Kimberly Jo Christensen	58,500	58,500	—	*
George Conwill	18,900	18,900	—	*
Gerald A Bickmore	18,000	18,000	—	*
Gil D Gruwer	202,500	202,500	—	*
Blue Sand Holdings (13)	45,000	45,000	—	*
Holly Toolson Roth IRA	40,306	22,950	17,356	*
James P Weddington	45,000	45,000	—	*
Jared Young	112,500	112,500	—	*
Jason R Carter	40,500	40,500	—	*
Jeffrey J Sandberg & Joyce Sandberg	40,500	40,500	—	*
Joel Johnson	90,000	90,000	—	*
Joel M Vanderhoof (14)	162,000	162,000	—	*
John S Smith	90,000	90,000	—	*
Jonathan Mark Cannon & Tiffany M Cannon	67,500	67,500	—	*
Joshua F Black	45,000	45,000	—	*
Karen J Brunelle	45,000	45,000	—	*
KGB Family LTD Partnership (15)	135,000	135,000	—	*
Kelly Stubbs & Misti Earnshaw	67,500	67,500	—	*
Kent Ingram	27,000	27,000	—	*
Kimberly Hasleton Revocable Trust DTD 11/29/2006 (16)	45,000	45,000	—	*
Kinarry S Patel Roth IRA	55,358	55,358	—	*
Laman Milner	45,000	45,000	—	*
Lanell S Topham & Ellen S Topham	45,000	45,000	—	*
Larry Miller	22,500	22,500	—	*
Larry S. Richardson	9,000	9,000	—	*
Lasarzig Family Trust DTD 04/05/1996 (17)	163,250	22,500	140,750	*
Leonard J Pickens	22,487	22,487	—	*
Louis J D'Ambrosio IRA	245,250	47,250	198,000	*
Lynn Turnbow	76,500	76,500	—	*
Mark Kendzior	81,000	81,000	—	*
Mark S Monsen	27,000	27,000	—	*
Mark N Schneider Family Living Trust DTD 11/10/1989 (18)	23,225	18,225	5,000	*
Mark Christopher Safady	90,000	90,000	—	*
Melvin Dale Peterson & Darlene B Peterson	27,000	27,000	—	*
Michael Lloyd	31,500	31,500	—	*
Mike Varadakis	90,000	90,000	—	*
Mobias Capital LLC (19)	225,000	225,000	—	*
Mooson Inc (20)	74,250	18,000	56,250	*
Night Investments LLC (21)	63,000	63,000	—	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Nite Capital LP (22)	225,000	225,000	—	*
Jeffrey Paul Clark & Jane Ann Clark	22,500	22,500	—	*
Peatross Ranch LLC (23)	27,000	27,000	—	*
Peoa River Valley Ranch LLC (24)	234,000	234,000	—	*
Pine Brook Homes LLC (25)	22,500	22,500	—	*
R. Karl Lichty & Laurens L Lichty	22,500	22,500	—	*
Randy Henderson	135,000	135,000	—	*
Ray Gerrity Roth IRA	96,750	40,500	56,250	*
Richard Levy	90,000	90,000	—	*
Richard B Hasleton	40,500	40,500	—	*
Rick D Johnson	45,000	45,000	—	*
Rick Robinson	67,500	67,500	—	*
Rob Matthews	45,000	45,000	—	*
Robert Henry Cohen	225,000	135,000	90,000	*
Robert H Curtis & Cheryl A Curtis	45,000	45,000	—	*
Robert Parisi	45,000	45,000	—	*
Robert Strougo	22,500	22,500	—	*
Rulon Richins	45,000	45,000	—	*
Ryan 1989 Revocable Trust DTD 3/15/1989 (26)	45,000	45,000	—	*
Scott Sexton	27,900	27,900	—	*
Shane C Mccellan	45,000	45,000	—	*
Signature Holding LLC (27)	90,000	90,000	—	*
Snehal S Patel Roth IRA	153,441	153,441	—	*
Steven B Timmons & Charlotte A Timmons	90,000	90,000	—	*
Stephen Crandall	45,000	45,000	—	*
Steven G Jones	45,000	45,000	—	*
Steven R Turnbow	49,500	49,500	—	*
Steven R Young & Sheri-Lyn Young	45,000	45,000	—	*
Tashia Kuta	9,000	9,000	—	*
Tim Ryan	84,903	84,903	—	*
Todd Jones	45,000	45,000	—	*
Thomas L Aman & Tanya Aman	13,500	13,500	—	*
Tom Hasleton	141,300	141,300	—	*
Tony Snyder	4,725	4,725	—	*
Travis Clayburn	27,000	27,000	—	*
Travis Ferran	45,000	45,000	—	*
Triple R Development LLC (28)	216,000	216,000	—	*
Wasaga Clack	22,500	22,500	—	*
Waverly Trust DTD 3/6/2006 (29)	45,000	45,000	—	*
Wholesale Realtors Supply (30)	278,100	278,100	—	*
Antoun A. Nabhan	22,478	22,478	—	*
Winston Black	1,800	1,800	—	*
Gordon Charles Kerr	1,800	1,800	—	*
George Zorbas	1,800	1,800	—	*
Iroquois Master Fund Ltd (31)	180,000	180,000	—	*
Mallette Capital Biotech Fund (32)	359,999	359,999	—	*
Otago Partners LLC (33)	135,000	135,000	—	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Hillview Global Alpha Fund LP (34)	152,550	152,550	—	*
Pyramid I Partnership (35)	85,050	85,050	—	*
Pyramid II Partnership (36)	74,250	74,250	—	*
Tucker Brook L/S Concentrated Small Cap Master Fund (37)	89,100	89,100	—	*
RA Capital Biotech Fund, LP (38)	2,249,999	2,249,999	—	*
Valesco Healthcare Master Fund (39)	224,999	224,999	—	*
Henry Beinstein	270,000	270,000	—	*
Cambria Capital, LLC	536,901	536,901
Blaylock Capital, LLC	199,569	199,569
Atlas Capital SA (40)	101,250	101,250

*	Represents less than 1% of outstanding shares.

(1)	As of May 9, 2007.

(2)
The number of shares in this column includes 10,521,000 presently outstanding shares of our common stock and up to 4,418,820 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 65,174,983 shares of common stock outstanding on May 9, 2007. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after May 9, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Peter Aman is the Partner of Advantus Capital LP, which is the registered holder of the shares of common stock. Peter Anam, as Partner of Advantus Capital LP, has voting and disposition power over the shares owned by Advantus Capital LP.

(6)
Jason Alpin is the trustee of Alpin Family Revocable Trust DTD 4/24/2003, which is the registered holder of the shares of common stock. Mr. Alpin, as trustee of Alpin Family Revocable Trust DTD 4/24/2003, has voting and disposition power over the shares owned by Alpin Family Revocable Trust DTD 4/24/2003.

(7)
Teresa Ann Atwood is the trustee of Atwood-Rasely Family Trust DTD 3/29/2005, which is the registered holder of the shares of common stock. Ms. Atwood, as trustee of Atwood-Rasely Family Trust DTD 3/29/2005, has voting and disposition power over the shares owned by Atwood-Rasely Family Trust DTD 3/29/2005.

(8)
Scott Mercer is the managing member of BNO LLC, which is the registered holder of the shares of common stock. Mr. Mercer, as managing member of BNO LLC, has voting and disposition power over the share owned by BNO LLC.

(9)
Harold Irving is the owner of Building Dynamics Inc PSP DTD 2/1/1984, which is the registered holder of the shares of common stock. Mr. Irving, as owner of Building Dynamics Inc PSP DTD 2/1/1984, has voting and disposition power over the shares owned by Building Dynamics Inc PSP DTD 2/1/1984.

(10)
Dale Hamilton is the trustee of Dale & Sharen Hamilton Trust DTD 8/26/1992, which is the registered holder of the shares of common stock. Mr. Hamilton, as trustee of Dale & Sharen Hamilton Trust DTD 8/26/1992, has voting and disposition power over the shares owned by Dale & Sharen Hamilton Trust DTD 8/26/1992.

(11)
Ivor Worrall, is the president of Extend Services PTY LTD, which is the registered holder of the shares of common stock. Mr. Worrall, as president of Extend Services PTY LTD, has the voting and disposition power over the shares owned by Extend Services PTY LTD.

(12)
Michael John Kudlike, is the trustee of Family Kudlik LP DTD 3/15/1996, which is the registered holder of the shares of common stock. Mr. Kudlick, as trustee of Family Kudlik LP DTD 3/15/1996, has the voting and disposition power over the shares owned by Family Kudlik LP DTD 3/15/1996.

(13)
Greg Olafson, is the trustee of Blue Sand Holdings, which is the registered holder of the shares of common stock. Mr. Olafson, as trustee of Blue Sand Holdings, has the voting and disposition power over the shares owned by Blue Sand Holdings.

(14)
Joel M. Vanderhoof is an associated person with Cambria Capital LLC. Mr. Vanderhoof purchased the shares to be resold in the ordinary course of business and at the time of purchase, Mr. Vanderhoof had no agreements or understandings directly or indirectly, with any person to distribute the shares.

(15)
Kathy Carter is the managing member of KGB Family LTD Partnership, which is the registered holder of the shares of common stock. Ms. Carter, as managing member of KGB Family LTD Partnership, has voting and disposition power over the shares owned by KGB Family LTD Partnership.

(16)
Kimberly Hasleton, is the trustee of Kimberly Hasleton Revocable Trust DTD 11/29/2006, which is the registered holder of the shares of common stock. Ms. Hasleton, as trustee of Kimberly Hasleton Revocable Trust DTD 11/29/2006, has voting and disposition power over the shares owned by Kimberly Hasleton Revocable Trust DTD 11/29/2006.

(17)
William Lasarzig is the trustee of Lasarzig Family Trust DTD 04/05/1996, which is the registered holder of the shares of common stock. Mr. Lasarzig, as trustee of Lasarzig Family Trust DTD 04/05/1996, has voting and disposition power over the shares owned by Lasarzig Family Trust DTD 04/05/1996.

(18)
Mark N. Schneider is the trustee of Mark N Schneider Family Living Trust DTD 11/10/1989, which is the registered holder of the shares of common stock. Mr. Schneider, as trustee of Mark N Schneider Family Living Trust DTD 11/10/1989, has voting and disposition power over the shares owned by Mark N Schneider Family Living Trust DTD 11/10/1989.

(19)
Michael Chase is the managing member of Mobias Capital LLC, which is the registered holder of the shares of common stock. Mr. Chase, as managing member of Mobias Capital LLC, has voting and disposition power over the shares owned by Mobias Capital LLC.

(20)
Kent Ingram is the president of Mooson Inc, which is the registered holder of the shares of common stock. Mr. Ingram as president of Mooson Inc, has voting and disposition power over the shares owned by Mooson Inc.

(21)
Don Steffensen is the managing member of Night Investments LLC, which is the registered holder of the shares of common stock. Mr. Steffensen, as managing member of Night Investments LLC, has voting and disposition power over the shares owned by Night Investments LLC.

(22)
Keith Goodman is the manager of the general partner of Nite Capital LP, which is the registered holder of the shares of common stock. Mr. Goodman, as the manager of the general partner of Nite Capital LP, has voting and disposition power over the shares owned by Nite Capital LP.

(23)
Kent Peatross is the managing member of Peatross Ranch LLC, which is the registered holder of the shares of common stock. Mr. Peatross, as managing member of Peatross Ranch LLC, has voting and disposition power over the shares owned by Peatross Ranch LLC.

(24)
Lawrence Riches is the managing member of Peoa River Valley Ranch LLC, which is the registered holder of the shares of common stock. Mr. Riches, as managing member of Peoa River Valley Ranch LLC, has voting and disposition power over the shares owned by Peoa River Valley Ranch LLC.

(25)
Chris Ott is the managing member of Pine Brook Homes LLC, which is the registered holder of the shares of common stock. Mr. Ott, as managing member of Pine Brook Homes LLC, has voting and disposition power over the shares owned by Pine Brook Homes LLC.

(26)
Audrey Ryan is the trustee of Ryan 1989 Revocable Trust DTD 3/15/1989, which is the registered holder of the shares of common stock. Ms. Ryan, as trustee of Ryan 1989 Revocable Trust DTD 3/15/1989, has voting and disposition power over the shares owned by Ryan 1989 Revocable Trust DTD 3/15/1989.

(27)
Rick Johnson is the managing member of Signature Holding LLC, which is the registered holder of the shares of common stock. Mr. Johnson, as managing member of Signature Holding LLC, has voting and disposition power over the shares owned by Signature Holding LLC.

(28)
Kevin Riches is the managing member of Triple R Development LLC, which is the registered holder of the shares of common stock. Mr. Riches, as managing member of Triple R Development LLC, has voting and disposition power over the shares owned by Triple R Development LLC.

(29)
Robert Carter is the trustee of Waverly Trust DTD 3/6/2006, which is the registered holder of the shares of common stock. Mr. Carter, as trustee of Waverly Trust DTD 3/6/2006, has voting and disposition power over the shares owned by Waverly Trust DTD 3/6/2006.

(30)
Gabriel Elias is the managing partner of Wholesale Realtors Supply, which is the registered holder of the shares of common stock. Mr. Elias, as managing partner of Wholesale Realtors Supply, has voting and disposition power over the shares owned by Wholesale Realtors Supply.

(31)
Joshua Silverman is the authorized signatory of Iroquois Master Fund Ltd, which is the registered holder of the shares of common stock. Joshua Silverman, as authorized signatory of Iroquois Master Fund Ltd, has voting and disposition power over the shares owned by Iroquois Master Fund Ltd.

(32)
Quintera Mallette, M.D. is the chief executive officer of Mallette Capital Biotech Fund, LP, which is the registered holder of the shares of common stock. Ms. Mallette, as chief executive officer of Mallette Capital Biotech Fund, LP, has voting and disposition power over the shares owned by Mallette Capital Biotech Fund, LP.

(33)
Lindsay A. Rosenwald, M.D. is the managing member of Otago Partners LLC, which is the registered holder of the shares of common stock. Ms. Rosenwald, as managing member of Otago Partners LLC, has voting and disposition power over the shares owned by Otago Partners LLC.

(34)
David Spungen is the managing member of Hillview Global Alpha Fund LP, which is the registered holder of the shares of common stock. Mr. Spungen, as managing member of Hillview Global Alpha Fund LP, has voting and disposition power over the shares owned by Hillview Global Alpha Fund LP.

(35)
Deborah Koch is the chief operating officer of Pyramid I Partnership, which is the registered holder of the shares of common stock. Ms. Koch, as chief operating officer of Pyramid I Partnership, has voting and disposition power over the shares owned by Pyramid I Partnership.

(36)
Deborah Koch is the chief operating officer of Pyramid II Partnership, which is the registered holder of the shares of common stock. Ms. Koch, as chief operating officer of Pyramid II Partnership, has voting and disposition power over the shares owned by Pyramid II Partnership.

(37)
Tucker Brooks is the director of Tucker Brook L/S Concentrated Small Cap Master Fund, which is the registered holder of the shares of common stock. Mr. Brooks, as director of Tucker Brook L/S Concentrated Small Cap Master Fund, has voting and disposition power over the shares owned by Tucker Brook L/S Concentrated Small Cap Master Fund.

(38)
Peter Kolchinksy is the general partner of RA Capital Biotech Fund, LP, which is the registered holder of the shares of common stock. Mr. Kolchinsky, as general partner of RA Capital Biotech Fund, LP, has voting and disposition power over the shares owned by RA Capital Biotech Fund, LP.

(39)
I. Keith Maher is the portfolio manager of Valesco Healthcare GP, LLC, general partner of Valesco Healthcare Master Fund, which is the registered holder of the shares of common stock. I. Mr. Maher, as the portfolio manager of Valesco Healthcare GP, LLC, general partner of Valesco Healthcare Master Fund, has voting and disposition power over the shares owned by Valesco Healthcare Master Fund.

(40)
Avy Ingassy is the Manager of Atlas Capital SA, which is the registered holder of the shares of common stock. Mr. Ingassy, as the Manager of Atlas Capital SA, has voting and disposition power over the shares owned by Atlas Capital SA.